EXHIBIT 99.1

StellarOne Corporation Reports Fourth Quarter Earnings and Declares Dividend

CHARLOTTESVILLE, Va., Feb. 2, 2010 (GLOBE NEWSWIRE) -- StellarOne Corporation (Nasdaq:STEL) (StellarOne) today reported fourth quarter 2009 earnings of $546 thousand and net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, of $80 thousand, or $0.00 per diluted common share. Those results compare to a net loss of $845 thousand, or $(0.04) per diluted common share during the same quarter in the prior year, and a net loss to common shareholders of $9.4 million or $(0.41) per diluted common share recognized for the third quarter of this year. Net interest margin expansion and reduced provisions for loan losses contributed to the improvement in earnings for the quarter as compared to same quarter in the prior year and third quarter of 2009.

For the year ended December 31, 2009, the net loss was $8.5 million and the net loss available to common shareholders was $10.4 million, or $0.46 per common share, compared to net income of $9.4 million, or $0.45 per average common share in 2008. Key factors affecting full year 2009 results included contraction in net interest income associated with the lower interest rate environment, increased loan loss provision, related losses on foreclosed properties and securities impairments, and increased noninterest expense associated with significantly higher FDIC insurance expense.

Fourth quarter 2009 highlights include:

  Net interest income on a tax equivalent basis totaled $23.5 million for the fourth quarter of 2009, up $871 thousand or 3.5% compared to $22.7 million recorded in the third quarter of this year, and down from $25.3 million for the same quarter in the prior year.
  Margin expansion of fifteen basis points on a sequential quarter basis due largely to the approximately $304.4 million or 29.2% of the CD portfolio re-pricing during the quarter. The net interest margin was 3.45% for the fourth quarter of 2009, compared to 3.30% for the third quarter.
  Provision expense decreased to its lowest level of any quarter in 2009 as a result of decreased net charge-offs experienced during the quarter and a 4.2% reduction in non-performing loans. The provision for loan losses totaled $3.5 million for the period, which compares to a provision for loan losses of $20.1 million, $6.5 million and $7.8 million during the third, second and first quarters of 2009, respectively. These provision levels compare to net charge-offs of $4.4 million, $13.9 million, $6.9 million and $2.9 million during the same periods, respectively.
  Nonperforming assets as a percentage of total assets decreased to 2.18% at December 31, 2009, compared to 2.27% at September 30, 2009. The allowance for loan loss as a percentage of total loans remained essentially flat at 1.84% and 66.0% of non-performing loans.
  Annualized charge-offs were 0.78% for the fourth quarter of 2009, a decrease from 2.47% in the third quarter.
  Pre-tax pre-provision earnings amounted to $3.6 million for the quarter, a decrease of $1.5 million or 30.1% compared to the third quarter of 2009, and a decrease of $5.5 million or 60.7% compared to the same period prior year. Pre-tax pre-provision earnings for the fourth quarter of 2009 were impacted by losses on foreclosed assets totaling $1.8 million, other than temporary impairments of available for sale securities of $655 thousand, and higher noninterest expense due primarily to elevated levels of professional fees and compensation associated with severance payments, mortgage commissions, and stock awards.
  Continuing strong levels of capital and liquidity, with a tangible common equity ratio of 9.23%, and tier 1 risk-based and total risk-based capital ratios of 13.21% and 14.46%, respectively, at December 31, 2009.

Credit Losses Decrease and Non-performing Asset Levels Decline

StellarOne’s ratio of non-performing assets as a percentage of total assets decreased to 2.18% as of December 31, 2009, compared to 2.27% as of September 30, 2009 and increased when compared to 1.66% at December 31, 2008. Non-performing assets totaled $66.3 million at December 31, 2009, compared to $67.7 million at September 30, 2009. Non-performing loans totaled $59.3 million at December 31, 2009, or flat compared with $59.1 million at September 30, 2009. Foreclosed assets totaled $4.5 million at December 31, 2009, also improved from $5.4 million at the end of the third quarter. Annualized net charge-offs as a percentage of average loans receivable amounted to 0.78% for the fourth quarter of 2009, compared to 2.47% for the third quarter of this year and 2.22% for the same quarter in the prior year. Net charge-offs for the fourth quarter of 2009 totaled $4.4 million and were down $9.6 million compared to the $13.9 million recognized during the third quarter of this year and down $8.3 million compared to $12.6 million during the same quarter of last year.

The primary concentration of credit issues within the portfolio continues to be the residential development and construction loan segment of our portfolio, with emphasis on a concentration at Smith Mountain Lake, Virginia (SML). Of the total nonaccrual loans of $59.3 million at December 31, 2009, approximately $28.8 million are residential development and construction loans, of which approximately $18.6 million are SML related.

StellarOne recorded a provision for loan losses of $3.5 million for the fourth quarter of 2009, a decrease of $16.6 million compared to the third quarter of this year and a decrease of $7.5 million compared to the same period in the prior year. The fourth quarter 2009 provision compares to net charge-offs of $4.4 million, resulting in an allowance as a percentage of total loans of 1.84% or essentially flat when compared to 1.85% for September 30, 2009. The allowance represents 66.0% of non-performing loans at December 31, 2009, compared to 67.0% of non-performing loans at September 30, 2009.

Noninterest Income Remains Stable on a Sequential Basis

On an operating basis, which excludes gains and losses from sales and impairments of assets, total non-interest income amounted to $7.7 million for the fourth quarter of 2009, or flat compared to the third quarter, and an increase of $1.2 million or 17.8% from $6.6 million for the same period in prior year. Mortgage banking revenue totaled $2.0 million for the fourth quarter, an increase of $223 thousand or 12.5% compared to $1.8 million for the third quarter of this year, and an increase of $1.4 million or over 100% compared to the fourth quarter of the prior year. The elevated level of retail and wholesale mortgage originations reflects the continuing favorable interest rate environment. Retail banking fee income amounted to $4.2 million for the fourth quarter of 2009, a decrease of $115 thousand or 2.7% compared to $4.3 million for the third quarter of this year, primarily a result of slightly less NSF charge activity. Wealth management revenues from trust and brokerage fees for the fourth quarter of 2009 were $1.1 million or flat compared to the third quarter of this year. Revenues from other miscellaneous income sources for the fourth quarter of 2009 were $338 thousand, up $137 thousand or 68.2% compared to $201 thousand for the third quarter of this year. This variance related principally to fluctuations in income on other investments and pass-through investments accounted for under the equity method.

Net Interest Income Increases 3.5% and Margin Expands 15 Basis Points Sequentially

Net interest income, on a tax-equivalent basis, amounted to $23.5 million for the fourth quarter, which compares to $22.7 for third quarter of this year, and $25.3 million for the same period in prior year. The net interest margin was 3.45% for the fourth quarter, compared to 3.30% for the third quarter of this year. The average yield on earning assets decreased 2 basis points to 5.09% as compared to 5.11% for the third quarter of 2009, which was substantially offset by improvement in the cost of interest bearing liabilities, which contracted 21 basis points from 2.16% during the third quarter to 1.95% during the fourth quarter of this year. The re-pricing sensitivity of interest bearing liabilities accelerated relative to interest earning assets during the fourth quarter as approximately $304.4 million or 29.2% of the CD portfolio repriced.

Noninterest Expense Increases

Non-interest expense for the fourth quarter amounted to $24.9 million, or up $2.1 million or 9.4% when compared to the $22.7 million for the third quarter of this year and up $2.8 million or 12.8% when compared to the same quarter in the prior year. This sequential increase was driven by an increase in professional fees of $645 thousand related to credit workout agreements and consulting engagements, and a $1.1 million increase in salaries and benefits associated with increased staffing, elevated mortgage commission levels, and incentives. StellarOne’s efficiency ratio was 79.22% for the fourth quarter of 2009, compared to 74.79% for the third quarter of 2009, reflecting the increase in noninterest expense.

Capital Levels Remain Strong

StellarOne’s risk-based capital ratios remain well above regulatory standards for well-capitalized banks. The period-end tangible common equity ratio was 9.23% at December 31, 2009 compared to 9.35% at September 30, 2009. Tier 1 risk-based and total risk-based capital ratios were 13.21% and 14.46%, respectively, at December 31, 2009 compared to 13.15% and 14.41% at September 30, 2009. Excluding the $30 million in preferred stock issued in connection with participation in the TARP program, StellarOne’s Tier 1 risk-based common ratio was 12.01% compared to 11.95% at September 30, 2009. Shareholder’s equity, excluding the preferred stock, represented 12.88% of total assets at December 31, while book value per common share at December 31, 2009 was $17.24 per share.

Liquidity Remains Strong While Loan and Deposit Balances Maintain Stability

Average loans for the fourth quarter of 2009 were $2.25 billion, remaining relatively flat when compared to $2.26 billion for the third quarter. Average securities were $350.2 million for the fourth quarter, up $6.0 million or 1.7% from $344.2 million for the third quarter of 2009. Average deposits for the fourth quarter were $2.41 billion, down $14.9 million or 0.6% compared to $2.43 billion for the third quarter of 2009. Average interest bearing deposits decreased approximately $16.1 million while non-interest bearing deposits increased approximately $1.1 million. Total average earning assets were $2.71 billion for the fourth quarter, or relatively flat when compared to $2.73 billion for the third quarter of 2009. At December 31, 2009, total assets were $3.03 billion, compared to $2.98 billion at September 30, 2009. Cash and cash equivalents were $152.9 million at December 31, 2009, an increase of $4.5 million or 3.0% compared to $148.4 million at September 30, 2009.

Board Declares First Quarter 2010 Dividend

StellarOne’s Board of Directors approved a quarterly cash dividend in the amount of $0.04 per share payable on February 26, 2010 to shareholders of record on February 8, 2010. The payment represents an annual yield to shareholders of approximately 1.6% based on the closing price of StellarOne stock on February 1, 2010.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 56 full-service financial centers, one loan production office, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Earnings Webcast

To hear a live webcast of StellarOne’s fourth quarter 2009 earnings conference call at 10:00 a.m. (ET) today, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. (ET) on Tuesday, February 2, 2010 through 11:59 p.m. (ET) on Monday, February 8, 2010, by dialing toll free (888) 203-1112 and using passcode #3692204.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets, and foreclosed assets. Comparison of our efficiency ratio or operating earnings with those of other companies may not be possible because other companies may calculate them differently. It also refers to operating earnings, which reflects net income and associated performance ratios adjusted for non-recurring expenses associated with mergers, asset gains and losses or expenses that are unusual in nature. Pre-tax, pre-provision earnings, which adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. These are non-GAAP financial measures that we believe provide investors with important information regarding our operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, (vii) changes may occur in the securities markets, and (viii) the impact of governmental restrictions on entities participating in the US Treasury Department Capital Purchase Program. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com

NOTE: Risk-based capital ratios are preliminary.

SELECTED FINANCIAL DATA
StellarOne Corporation (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SUMMARY INCOME STATEMENT	Three Months Ended December		Twelve Months Ended December
	2009	2008	2009	2008
Interest income - taxable equivalent	$34,747	$40,206	$142,243	$158,573
Interest expense	11,200	14,869	50,512	57,821
Net interest income - taxable equivalent	23,547	25,337	91,731	100,752
Less: taxable equivalent adjustment	641	730	2,534	3,278
Net interest income	22,906	24,607	89,197	97,474
Provision for loan and lease losses	3,500	11,000	37,800	20,787
Net interest income after provision for loan and lease losses	19,406	13,607	51,397	76,687
Noninterest income	5,541	6,538	26,383	25,232
Noninterest expense	24,875	22,054	93,904	88,860
(Benefit) provision for income taxes	(474)	(1,064)	(7,594)	3,648
Net (loss) income	546	(845)	(8,530)	9,411
Dividends and accretion on preferred stock	(378)	(53)	(1,500)	(53)
Accretion of preferred stock discount	(88)	--	(334)	--
Net income (loss) available to common shareholders	$80	$(898)	$(10,364)	$9,358

Earnings (Loss) per share available to common shareholders
Basic	$0.00	$(0.04)	$(0.46)	$0.45
Diluted	$0.00	$(0.04)	$(0.46)	$0.45

SUMMARY AVERAGE BALANCE SHEET	Three Months Ended December		Twelve Months Ended December
	2009	2008	2009	2008
Total loans	$2,246,934	$2,280,419	$2,270,754	$2,120,085
Total securities	350,171	355,929	333,737	337,983
Total earning assets	2,707,923	2,650,566	2,707,714	2,500,555
Total assets	3,029,485	2,993,297	3,031,637	2,810,642
Total deposits	2,413,767	2,324,441	2,394,933	2,163,740
Shareholders' Equity	422,788	406,768	428,373	362,902

PERFORMANCE RATIOS	Three Months Ended December		Twelve Months Ended December
	2009	2008	2009	2008
Return on average assets	0.07%	-0.11%	-0.28%	0.33%
Return on average equity	0.52%	-0.83%	-1.99%	2.59%
Return on average realized equity (A)	0.52%	-0.83%	-2.01%	2.60%
Net interest margin (taxable equivalent)	3.45%	3.80%	3.39%	4.03%
Efficiency (taxable equivalent) (B)	79.22%	69.23%	76.25%	69.56%

CAPITAL MANAGEMENT	December 31
	2009	2008

Tier 1 risk-based capital ratio	13.21%	14.13%
Tangible equity ratio	10.26%	10.79%
Tangible common equity ratio	9.23%	9.75%
Period end shares issued and outstanding	22,661,125	22,605,063
Book value per common share	17.24	17.85
Tangible book value per common share	11.86	13.71

	Three Months Ended December		Twelve Months Ended December
	2009	2008	2009	2008
Shares issued	--	5,840	56,062	11,809,120
Average common shares issued and outstanding	22,661,125	22,601,965	22,644,931	20,725,650
Average diluted common shares issued and outstanding	22,700,405	22,665,604	22,692,423	20,794,127
Cash dividends paid per common share	$0.04	$0.16	$0.28	$0.64

SUMMARY ENDING BALANCE SHEET	December 31
	2009	2008
Total loans	$2,185,538	$2,263,291
Total securities	378,961	328,093
Total earning assets	2,710,439	2,614,339
Total assets	3,033,101	2,995,285
Total deposits	2,436,120	2,323,108
Shareholders' Equity	420,785	433,556

OTHER DATA
End of period full time employees	827	846

NOTES:
(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B) Computed by dividing non-interest expense by the sum of net interest income and non-interest income, net of gains, losses or impairments on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.
(C) Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY
StellarOne Corporation (NASDAQ: STEL)
(Dollars in thousands, except per share data)

CREDIT QUALITY	Three Months Ended December			Twelve Months Ended December
	2009	2008		2009	2008
Allowance for loan losses:
Beginning of period	$41,040	$32,101		$30,464	$15,082
Provision for loan losses	3,500	11,000		37,800	20,787
Charge-offs	(5,151)	(12,979)		(30,947)	(18,191)
Recoveries	783	342		2,855	1,247
Net charge-offs	(4,368)	(12,637)		(28,092)	(16,944)
Allowance acquired via acquisition	--	--		--	11,539
End of period	$40,172	$30,464		$40,172	$30,464

Accruing Troubled Debt Restructurings	$20,680	$--

	December 31			Twelve Months Ended December
	2009	2008		2009	2008
Non accrual loans	$56,624	$44,491
Non accrual TDR's	2,678	--
Total non-performing loans	59,302	44,491
Loans past due 90 days accruing interest	1,511	781
Loans held for sale	936	--
Foreclosed assets	4,505	4,627
Total non-performing assets	$66,254	$49,899
Nonperforming assets as a % of total assets:	2.18%	1.66%
Nonperforming assets as a % of loans plus foreclosed assets	3.03%	2.17%
Allowance for loan losses as a % of total loans	1.84%	1.35%
Net charge-offs as a % of average loans outstanding	0.78%	2.22%		1.24%	0.80%

	December 31, 2009
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Commercial
Commercial & industrial	$210,594	$7,994	3.80%
Agriculture	1,309	--	N/A
Total commercial	211,903	7,994	3.77%

Commercial real estate
Construction, land development & vacant land	274,280	28,816	10.51%
Non-owner occupied	393,747	1,796	0.46%
Owner occupied	368,502	5,378	1.46%
Farmland	22,209	287	1.29%
Total commercial real estate	1,058,738	36,277	3.43%

Consumer	39,173	84	0.21%

Residential real estate
Residential	732,786	13,513	1.84%
Multi-family	83,312	449	0.54%
Home equity lines	52,599	985	1.87%
Total residential	868,697	14,947	1.72%

All other loans	7,027	--	N/A

Total loans	$2,185,538	$59,302	2.71%

QUARTERLY PERFORMANCE SUMMARY
StellarOne Corporation (NASDAQ: STEL)
(Dollars in thousands, except per share data)

SELECTED BALANCE SHEET DATA	12/31/2009	12/31/2008

Assets
Cash and cash equivalents	$152,926	$115,529

Securities available for sale	378,514	327,173
Securities held to maturity	447	920
Total securities	378,961	328,093

Mortgage loans held for sale	44,165	15,847

Real estate - construction	296,489	380,833
Real estate - 1-4 family residential	785,385	764,811
Real estate - commercial and multifamily	845,561	818,565
Commercial, financial and agricultural	211,903	225,637
Consumer loans	39,173	60,042
All other loans	7,027	13,403
Total loans	2,185,538	2,263,291
Deferred loan costs	969	1,295
Allowance for loan losses	(40,172)	(30,464)
Net loans	2,146,335	2,234,122

Premises and equipment, net	83,546	89,022
Core deposit intangibles, net	8,408	10,266
Goodwill	113,652	113,353
Bank owned life insurance	30,196	28,903
Foreclosed assets	4,505	4,627
Other assets	70,407	55,523

Total assets	3,033,101	2,995,285

Liabilities
Deposits:
Noninterest bearing deposits	302,009	307,621
Money market & interest checking	961,857	742,212
Savings	197,763	187,448
CD's and other time deposits	974,491	1,085,827
Total deposits	2,436,120	2,323,108

Federal funds purchased and securities sold under agreements to repurchase	783	699
Federal Home Loan Bank advances	130,000	187,700
Subordinated debt	32,991	32,991
Other liabilities	12,422	17,231

Total liabilities	2,612,316	2,561,729

Stockholders' equity
Preferred stock	28,398	28,121
Common stock	22,661	22,605
Additional paid-in capital	268,965	268,293
Retained earnings	96,947	113,661
Accumulated other comprehensive income, net	3,814	876

Total stockholders’ equity	420,785	433,556

Total liabilities and stockholders’ equity	$3,033,101	$2,995,285

QUARTERLY PERFORMANCE SUMMARY
StellarOne Corporation (NASDAQ: STEL)
(Dollars in thousands)
			Percent
	For the Three Months Ended		Increase
	12/31/2009	12/31/2008	(Decrease)
Interest Income
Loans, including fees	$30,697	$35,603	-13.78%
Federal funds sold and deposits in other banks	51	93	-45.16%
Investment securities:
Taxable	2,236	2,882	-22.41%
Tax-exempt	1,075	865	24.28%
Dividends	47	33	42.42%
Total interest income	34,106	39,476	-13.60%

Interest Expense
Deposits	9,615	12,438	-22.70%
Federal funds repurchased and securities sold under agreements to repurchase	5	9	-44.44%
Federal Home Loan Bank advances and other borrowings	1,315	1,873	-29.79%
Subordinated debt	265	549	-51.73%

Total interest expense	11,200	14,869	-24.68%

Net interest income	22,906	24,607	-6.91%
Provision for loan losses	3,500	11,000	>100.00%
Net interest income after provision for loan losses	19,406	13,607	42.62%

Noninterest Income
Retail banking fees	4,214	4,210	0.10%
Commissions and fees from fiduciary activities	722	725	-0.41%
Brokerage fee income	336	316	6.33%
Mortgage banking-related fees	2,007	610	>100.00%
Gains (losses) on sale of premises and equipment	30	(60)	N/A
Impairments of securities available for sale	(655)	--
(Losses) gains on securities available for sale	1	6	>100.00%
Losses on sale of foreclosed assets	(1,782)	(68)	2520.59%
Income from bank owned life insurance	330	332	-0.60%
Other operating income	338	467	-27.62%
Total noninterest income	5,541	6,538	-15.25%

Noninterest Expense
Compensation and employee benefits	12,175	10,565	15.24%
Net occupancy	2,203	2,078	6.02%
Supplies and equipment	2,261	1,997	13.22%
Amortization-intangible assets	425	438	-2.97%
Marketing	362	370	-2.16%
State franchise taxes	574	556	3.24%
FDIC insurance	957	643	48.83%
Data processing	573	1,045	-45.17%
Professional fees	1,254	164	664.63%
Telecommunications	461	502	-8.17%
Other operating expenses	3,630	3,696	-1.79%
Total noninterest expense	24,875	22,054	12.79%

Income (loss) before income taxes	72	(1,909)	>100.00%
Income tax benefit	(474)	(1,064)	>100.00%
Net income (loss)	$546	$(845)	>100.00%

QUARTERLY PERFORMANCE SUMMARY
StellarOne Corporation (NASDAQ: STEL)
(Dollars in thousands)
			Percent
	For the Twelve Months Ended		Increase
	12/31/2009	12/31/2008	(Decrease)
Interest Income
Loans, including fees	$125,837	$139,692	-9.92%
Federal funds sold and deposits in other banks	209	968	-78.41%
Investment securities:
Taxable	9,528	10,921	-12.76%
Tax-exempt	4,008	3,585	11.80%
Dividends	127	129	-1.55%
Total interest income	139,709	155,295	-10.04%

Interest Expense
Deposits	43,483	47,939	-9.30%
Federal funds purchased and securities sold under agreements to repurchase	16	73	-78.08%
Federal Home Loan Bank advances and other borrowings	5,756	7,207	-20.13%
Subordinated debt	1,257	1,959	-35.83%
Commercial paper	--	635	-100.00%
Other borrowings	--	8	-100.00%

Total interest expense	50,512	57,821	-12.64%

Net interest income	89,197	97,474	-8.49%
Provision for loan losses	37,800	20,787	>100.00%
Net interest income after provision for loan losses	51,397	76,687	-32.98%

Noninterest Income
Retail banking fees	16,367	14,756	10.92%
Commissions and fees from fiduciary activities	2,960	3,677	-19.50%
Brokerage fee income	1,203	1,269	-5.20%
Mortgage banking-related fees	7,297	3,446	111.75%
Losses on sale of premises and equipment	(76)	(124)	-38.71%
Impairments of securities available for sale	(2,525)	(274)	>100.00%
Gains on securities available for sale	45	186	>100.00%
Losses on sale of foreclosed assets	(2,580)	(2,497)	3.32%
Income from bank owned life insurance	1,292	1,213	6.51%
Other operating income	2,400	3,580	-32.96%
Total noninterest income	26,383	25,232	4.56%

Noninterest Expense
Compensation and employee benefits	44,564	44,747	-0.41%
Net occupancy	8,578	7,113	20.60%
Supplies and equipment	8,735	7,910	10.43%
Amortization-intangible assets	1,730	1,568	10.33%
Marketing	1,276	2,184	-41.58%
State franchise taxes	2,318	2,091	10.86%
FDIC insurance	5,309	1,419	>100.00%
Data processing	2,466	3,847	-35.90%
Professional fees	2,856	2,000	42.80%
Telecommunications	1,857	1,761	5.45%
Other operating expenses	14,215	14,220	-0.04%
Total noninterest expense	93,904	88,860	5.68%

(Loss) income before income taxes	(16,124)	13,059	>100.00%
Income tax (benefit) expense	(7,594)	3,648	>100.00%
Net (loss) income	$(8,530)	$9,411	>100.00%

STELLARONE CORPORATION
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Dollars in thousands)

	For the Three Months Ended December 31,
	(unaudited)
	2009			2008
	Average	Interest	Average	Average	Interest	Average
Dollars in thousands	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net	$2,246,934	$30,759	5.43%	$2,280,419	$35,725	6.23%
Investment securities
Taxable	241,856	2,283	3.69%	271,336	3,083	4.45%
Tax exempt	108,315	1,654	5.98%	84,593	1,331	6.16%
Total investments	350,171	3,937	4.40%	355,929	4,414	4.85%

Interest bearing deposits	44,411	14	0.12%	926	10	4.23%
Federal funds sold	66,407	37	0.22%	13,292	57	1.68%
	460,989	3,988	3.39%	370,147	4,481	4.73%

Total earning assets	2,707,923	$34,747	5.09%	2,650,566	$40,206	6.03%

Total nonearning assets	321,562			342,731

Total assets	$3,029,485			$2,993,297

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$549,036	$1,315	0.95%	$503,879	$303	0.24%
Money market	348,225	1,331	1.52%	224,129	910	1.61%
Savings	197,889	448	0.90%	192,396	1,853	3.82%
Time deposits:
Less than $100,000	673,076	4,177	2.46%	759,215	6,179	3.23%
$100,000 and more	331,951	2,344	2.80%	333,315	3,193	3.80%
Total interest-bearing deposits	2,100,177	9,615	1.82%	2,012,934	12,438	2.45%

Federal funds purchased and securities sold under agreements to repurchase	637	5	3.18%	2,928	9	1.20%
Federal Home Loan Bank advances and other borrowings	144,837	1,315	3.55%	206,848	1,873	3.54%
Subordinated debt	32,991	265	3.14%	32,991	549	6.51%

	178,465	1,585	3.48%	242,767	2,431	3.92%

Total interest-bearing liabilities	2,278,642	11,200	1.95%	2,255,701	14,869	2.61%

Total noninterest-bearing liabilities	328,055			330,828

Total liabilities	2,606,697			2,586,529
Stockholders' equity	422,788			406,768

Total liabilities and stockholders' equity	$3,029,485			$2,993,297

Net interest income (tax equivalent)		$23,547			$25,337
Average interest rate spread			3.14%			3.42%
Interest expense as percentage of average earning assets			1.64%			2.23%
Net interest margin			3.45%			3.80%

STELLARONE CORPORATION CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008 (Dollars in thousands)

	For the Twelve Months Ended December 31,
	(unaudited)
	2009			2008
Dollars in thousands	Average Balance	InterestInc/Exp	Average Rates	Average Balance	InterestInc/Exp	Average Rates

Assets
Loans receivable, net	$2,270,754	$126,214	5.56%	$2,120,085	$140,097	6.61%
Investment securities
Taxable	233,375	9,655	4.08%	250,134	11,991	4.75%
Tax exempt	100,362	6,165	6.06%	87,849	5,517	6.18%
Total investments	333,737	15,820	4.68%	337,983	17,508	5.12%

Interest bearing deposits	50,066	94	0.19%	1,469	25	1.67%
Federal funds sold	53,157	115	0.21%	41,018	943	2.26%
	436,960	16,029	3.62%	380,470	18,476	4.80%

Total earning assets	2,707,714	$142,243	5.25%	2,500,555	$158,573	6.34%

Total nonearning assets	323,923			310,087

Total assets	$3,031,637			$2,810,642

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$531,627	$5,243	0.99%	$453,780	$6,137	1.35%
Money market	293,211	4,407	1.50%	195,061	3,488	1.78%
Savings	193,127	1,709	0.88%	183,323	2,087	1.14%
Time deposits:
Less than $100,000	735,645	21,233	2.89%	699,543	23,154	3.30%
$100,000 and more	330,277	10,891	3.30%	326,407	13,073	3.99%
Total interest-bearing deposits	2,083,887	43,483	2.09%	1,858,114	47,939	2.57%

Federal funds purchased and securities sold under agreements to repurchase	501	16	3.15%	4,297	73	1.67%
Federal Home Loan Bank advances and other borrowings	160,904	5,756	3.53%	205,810	7,207	3.44%
Subordinated debt	32,991	1,257	3.76%	30,861	1,959	6.25%
Commercial paper	--	--	N/A	24,371	635	2.56%
Other borrowings	--	--	N/A	343	8	2.29%

	194,396	7,029	3.57%	265,682	9,882	3.66%

Total interest-bearing liabilities	2,278,283	50,512	2.22%	2,123,796	57,821	2.71%

Total noninterest-bearing liabilities	324,981			323,944

Total liabilities	2,603,264			2,447,740
Stockholders' equity	428,373			362,902

Total liabilities and stockholders' equity	$3,031,637			$2,810,642

Net interest income (tax equivalent)		$91,731			$100,752
Average interest rate spread			3.04%			3.63%
Interest expense as percentage of average earning assets			1.87%			2.31%
Net interest margin			3.39%			4.03%
CONTACT:  Jeffrey W. Farrar, Executive Vice President and
          Chief Financial Officer of StellarOne Corporation
          (434) 964-2217
          JFarrar@StellarOne.com